EXHIBIT 12


                     CONAGRA, INC. AND SUBSIDIARIES
       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND OF
    EARNINGS TO COMBINED FIXED CHARGES & PREFERRED STOCK DIVIDENDS
                           ($ IN MILLIONS)



								                                 Fiscal Years Ended May
                             1991  		  1992  			  1993  		  1994  	  1995



Fixed Charges:
	Interest expense					    $ 334.8		  $ 359.2	  $ 294.0	 	$ 295.1	 $ 324.3
	Capitalized interest					    6.4		      4.9       2.3		     1.7	     4.9
	Interest in cost of
   goods sold				            19.3		  	  17.1		    14.6	     12.7     17.5
	One third of
   non-cancellable
   lease rent			             40.3		     42.7	   	 43.7		    43.5	    38.6

	Total fixed charges (A)			 400.8		    423.9		   354.6		   353.0	   385.3

	Add preferred stock
   dividends of the
   company		                 32.6		     38.7			   38.7		    39.3	    39.3

	Total fixed charges and
   preferred stock
	 	dividends (B)		     			$ 433.4	  	$ 462.6			$ 393.3	  	$392.3	  $424.6


Earnings:
	Pretax income			       		$ 556.7  		$ 587.7		 $ 631.4	 	$ 720.0 	$ 825.9

   Adjustment for
   unconsolidated
   subsidiaries		             3.5	      11.0		     8.3		    (1.8)    10.6

	Pretax income of the
   Company as a whole		     560.2		    598.7			  639.7		   718.2	   836.5

	Add fixed charges				   	  400.8	 	   423.9		   354.6		   353.0	   385.3

	Less capitalized interest   (6.4)		    (4.9)     (2.3)	    (1.7)	   (4.9)

	Earnings and fixed
   charges (C)			         $ 954.6	 	$1,017.7		  $992.0		$1,069.5	$1,216.9

	Ratio of earnings to
   fixed charges (C/A)		      2.4		      2.4		     2.8		     3.0	     3.2

	Ratio of earnings to
   combined fixed charges
		 and preferred stock
   dividends (C/B)		          2.2		      2.2		     2.5		     2.7	     2.9



EXHIBIT 12 (Continued)

For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.

For purposes of calculating the above ratio of earnings to combined fixed charges and preferred dividends, preferred stock dividend requirements (computed by increasing preferred stock dividends to an amount representing the pre-tax earnings which would be required to cover such dividend requirements) are combined with fixed charges as described above, and the total is divided into earnings as described above.